Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-227095 and 333-188451) of Trecora Resources (the “Company”) of our reports dated March 15, 2019 with respect to the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2018, both of which appear in the December 31, 2018 annual report on Form 10-K of Trecora Resources.

/s/ BKM Sowan Horan, LLP
Addison, Texas
March 15, 2019